Exhibit 99.1

ECOLAB INC.

SELECTED CONSOLIDATED INCOME STATEMENT INFORMATION FOR EACH OF THE QUARTERLY PERIODS ENDED MARCH 31, JUNE 30, SEPTEMBER 30 AND DECEMBER 31, 2018 AND FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2018

(unaudited)

(millions)	2018

	First Quarter Ended March 31	Second Quarter Ended June 30	Third Quarter Ended September 30	Fourth Quarter Ended December 31	Twelve Months Ended December 31
Net sales
Product and equipment sales	$2,859.6	$3,060.5	$3,101.4	$3,107.1	$12,128.6
Service and lease sales	611.3	629.1	645.8	653.4	2,539.6
Total net sales	3,470.9	3,689.6	3,747.2	3,760.5	14,668.2

Cost of sales
Product and equipment cost of sales	1,696.2	1,751.6	1,809.8	1,820.9	7,078.5
Service and lease cost of sales	376.1	394.5	380.9	395.9	1,547.4
Total cost of sales (including special charges)	2,072.3	2,146.1	2,190.7	2,216.8	8,625.9

Selling, general, and administrative expenses	1,018.3	1,036.8	964.7	948.8	3,968.6
Special (gains) and charges	26.0	12.1	75.6	13.0	126.7
Operating income	354.3	494.6	516.2	581.9	1,947.0

Notes:

Sales, cost of sales and selling, general and administrative expenses in the selected consolidated income statement information presented above for the first three quarters of 2018  includes immaterial revisions to amounts previously reported in the Company’s quarterly reports on Form 10-Q for each of the first three quarters of 2018. The revisions had no impact on previously reported total net sales or operating income.  The information for the fourth quarter and twelve month periods ended December 31, 2018 presented above align with the information reported in the Company’s 2018 fourth quarter earnings release and 2018 Form 10-K.